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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF PEGASUS SYSTEMS, INC.

         This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, as amended to date, of Pegasus Systems, Inc., a corporation originally incorporated in Delaware as "Pegasus Systems, Inc." on July 10, 1995. This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Section 245 of the Delaware General Corporation Law,

                                   ARTICLE I

         The name of this corporation is Pegasus Systems, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, New Castle County, Wilmington, Delaware 19805-1297, The name of the registered agent of the Corporation at that address is The Prentice-Hall Corporation Systems, Inc.

                                  ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                                   ARTICLE IV

         This Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock". The total number of shares which this Corporation is authorized to issue is 22,000,000 shares. The number of shares of Common Stock which this Corporation is authorized to issue is 20,000,000 shares, par value $0.01 per share. The number of shares of Preferred Stock which this Corporation is authorized to issue is 2,000,000 shares, par value $0.01 per share, of which 1,153,847 shall be designated Series A Preferred Stock (the "Series A Preferred") and 846,153 shall initially be undesignated as to series.

         Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter
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the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

         The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of Common Stock and Series A Preferred Stock or the holders thereof are as follows:

Section 1. Dividends.

                 (a) The holders of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $0.39 per annum for each share of Series A Preferred (as adjusted for stock splits, stock dividends, reclassifications and like events) held by them, payable in preference and priority to any payment of any dividend or other distribution on Common Stock of the Corporation. In each year in which any shares of Series A Preferred are outstanding, no cash dividends shall be declared on the Common Stock unless or until a cash dividend in an amount equal to or greater than the dividend declared on the Common Stock shall have been paid to, or declared and a sum sufficient for payment thereof set apart for the Series A Preferred. Such dividends on the Series A Preferred shall be cumulative whether or not earned or declared so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not be paid or declared, the deficiency shall be fully paid to the holders of Series A Preferred before any dividend or other distribution shall be paid on or declared and set apart for the holders of the Common Stock.

                 (b) For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property. For purposes of this Section 1, a "distribution" shall not mean (i) a repurchase of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) a repurchase of any "Projected Volume Shares" as contemplated by the Stockholders Agreement dated July 21, 1995 among the Company and certain holders of Common Stock or (iii) the repurchase of certain outstanding shares of capital stock of The Hotel





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Clearing Corporation ("HCC"), a subsidiary of the Corporation, held by Lodging
Network Inc., in exchange for $2,000,000 in cash and the conversion of the balance of the shares of HCC owned by LNI into 67,300 shares of Common Stock of the Corporation, as contemplated by the Series A Preferred Stock Purchase Agreement of the Corporation entered into in June 1996.

Section 2. Liquidation Preference.

         In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                 (a) The holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $6.50 for each share of Series A Preferred then held by them (as adjusted for all stock splits, dividends, combinations, reclassifications, and the like with respect to such shares) and, in addition, an amount equal to all declared but unpaid dividends, if any, on the shares of Series A Preferred then held by them. If the assets and funds thus distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in a manner that the amount distributed to each holder of Series A Preferred shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Series A Preferred then held by the holder and the denominator of which shall be the total number of shares of Series A Preferred then outstanding.

                 (b) After payment has been made to or set apart for the holders of Series A Preferred of the full amounts to which they shall be entitled as set forth in Section 2(a) above, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock in a manner such that the amount distributed to each such holder shall equal the amount obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder and the denominator of which shall be the total number of shares of Common Stock then outstanding.

                 (c) (i) A merger or consolidation of the Corporation with or into any other corporation or corporations, (ii) the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, and (iii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2, unless the shareholders of the Corporation immediately prior to such





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transaction are holders (by virtue of shares held in the Corporation) of at least a majority of the voting securities of the surviving or successor corporation to the business of the Corporation immediately following such transaction.

                 (d) Notwithstanding Sections 2(a) through 2(c) hereof, the Corporation may at any time, out of funds legally available therefor, (i) repurchase Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchase any "Projected Volume Shares" as contemplated by the Amended and Restated Stockholders Agreement entered into in June 1996 among the Company and certain holders of Common Stock, or (iii) repurchase of certain outstanding shares of capital stock of The Hotel Clearing Corporation ("HCC"), a subsidiary of the Corporation, held by Lodging Network, Inc., in exchange for $2,000,000 in cash and the conversion of the balance of the shares of HCC owned by LNI into 67,300 shares of Common Stock, as contemplated by the Series A Preferred Stock Purchase Agreement of the Corporation entered into in June 1996.

Section 3. Conversion.

         The holders of Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                 (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.50 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred (the "SERIES A CONVERSION PRICE") shall initially be $6.50 per share of Common Stock and shall be subject to adjustment as hereinafter provided.

         Upon any conversion into Common Stock, all accumulated and unpaid dividends on the shares of Series A Preferred so converted shall terminate without any requirement of payment.

                 (b) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into one share of Common Stock upon the earlier to occur of (i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and discounts and offering expenses) of not less than $13.00 (as adjusted for stock splits, stock dividends, reclassifications and like events) and in which the Corporation receives aggregate gross proceeds of not less than $10,000,000 (A "QUALIFIED IPO"), or (ii) such effective date as the Corporation shall set no more than ten (10) days following the affirmative vote at a duly noticed meeting or by duly solicited written consent, of the holders of more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred,





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in favor of the conversion of all outstanding shares of Series A Preferred into
Common Stock. Prior to the closing of a Qualified IPO, upon the closing of an offering pursuant to which any holder of Series A Preferred has exercised registration rights pursuant to the Rights Agreement originally entered into by and among the Corporation and the Purchasers named therein in June 1996, each share of Series A Preferred for which such registration rights were exercised shall automatically be converted into one share of Common Stock. In the event of the automatic conversion of the Series A Preferred upon a Qualified IPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred shall not be deemed to have converted such Series A
Preferred until immediately prior to the closing of such transaction.

                 (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same; provide, however, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or in the case of automatic conversion on the date of closing of the public offering or the effective date set by the Corporation as provided in paragraph 3(b) following the requisite stockholder approval, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (d)      Adjustments to Series A Conversion Price for Dilutive
Issues.

                          (i)     Special Definitions. For purposes of this
Section 3(d), the following definitions shall apply:





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                                  (1)      "OPTIONS" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                  (2)      "CONVERTIBLE SECURITIES" shall mean
any evidences of indebtedness, Preferred Stock (other than Series A Preferred) or other securities convertible into or exchangeable for Common Stock.

                                  (3)      "ADDITIONAL SHARES OF COMMON" shall
mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Series A Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(d)(iii), deemed to be issued:

                                        (A)     upon conversion of shares of
the Series A Preferred;

                                        (B)     to officers, directors or
employees of, or consultants to, the Corporation or any subsidiary pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or arrangement approved by the Board of Directors, but not exceeding an aggregate of 600,000 shares of Common Stock (net of any repurchases of such shares or any other shares of Common Stock originally issued to officers, directors, employees or consultants to the Corporation, and net of cancellation or expiration of options), subject to appropriate adjustment for all stock splits, dividends, subdivisions, combinations, recapitalizations and the like;

                                        (C)     as a dividend or distribution
on the Series A Preferred;

                                        (D)     in connection with any
transaction for which adjustment is made pursuant to Section 3(e)(i), (ii) and
(iii) hereof,

                                        (E)     shares of Common Stock issued
to reacquire shares from existing stockholders, provided such shares of Common Stock are issued at a substantially identical price to the shares being reacquired.

                                        (F)     any shares of Common Stock
issued or issuable, if the holders of more than sixty-six and two-thirds percent (66-2/3%) of the Series A Preferred then outstanding agree in writing that such shares shall not constitute Additional Shares of Common Stock; or

                                        (G)     up to an aggregate of 50,000
additional shares of Common Stock issued by the Corporation from time to time.

                          (ii)    No Adjustment of Series A Conversion Price.
No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for





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an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to such issue.

                          (iii) Options add Convertible Securities. In the
event that the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for such Additional Shares of Common would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                  (1)      no further adjustment in the Series
A Conversion Price shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

                                  (2)      if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                  (3)      upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                        (A)     in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all





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such Convertible Securities which were actually converted upon or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (B)     in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                  (4)      no readjustment pursuant to clauses
(2) or (3) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                                  (5)      in the case of an Option which
expires by its terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                          (iv)    Adjustment of Series A Conversion Price Upon
Issuance of Additional Shares of Common. In the event that this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series A Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided, however, that, for the purposes of this Section 3(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.





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                          (v)     Determination of Consideration. For purposes
of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                  (1)      Cash and Property. Such consideration
shall:

                                        (A)     insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (B)     insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                        (C)     in the event Additional Shares
of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                  (2)      Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                        (x)     the total amount if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (y)     the maximum number of shares of
Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(d)(iii) hereof.

                (e)      Adjustments to Conversion Price for Other Dilutive
Events.

                          (i)     Adjustments for Subdivisions, Stock
Dividends, Combinations or Consolidations of Common Stock. In the event that the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of its





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
outstanding shares of Series A Preferred, then and in each such event the Series A Conversion Price shall be appropriately increased or decreased proportionally.

                          (ii)    Adjustments for Reclassification, Exchange
and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than in an event provided for in Section 3(e)(i) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of shares of such Series A Preferred immediately before that change.

                          (iii) Adjustments for Other Dividends and
Distributions. In the event that the Corporation shall declare a distribution payable in securities of other issuers, evidences of indebtedness issued by this Corporation or other issuers, assets (excluding cash dividends) or options or rights not referred to in subsection 2(d)(iii) and for which no adjustment is made pursuant to Section 3(e)(i) or Section 3(e)(ii), the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                 (f) No Impairment. Except as provided in Sections 5 and 6 hereof, the Corporation will not, by amendment of its Certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

                 (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Series A Preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any,





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of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred.

                 (h) Notices of Record Date. In the event that this Corporation shall propose at any time:

                          (i)     to declare any dividend or distribution upon
its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                          (ii)    to offer for subscription pro rata to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                          (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                          (iv)    to merge or consolidate with or into any
other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of Series A
Preferred:

                                        (A)     at least 20 days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                        (B)     in the case of the matters
referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of this Corporation.

                 (i) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder consent), in accordance with the laws of the State of Delaware, increase the number of authorized shares of Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred at the time outstanding.





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                 (j)      Issuance Taxes. The Corporation shall pay any and all
issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred pursuant to this
Section 3.

Section 4. Redemption of Series A Preferred.

                 (a) On each of the fifth, sixth, seventh and eighth anniversaries of the date of the initial sale of Series A Preferred (the "Series A Original Issue Date"), to the extent the shares of Series A Preferred have not been redeemed or converted prior to such date and to the extent requested by any holder thereof, the Corporation shall redeem, subject to the proviso at the end of the third sentence of this paragraph, at the Redemption Price, as defined below, an amount equal to up to one-quarter, one-half, three-quarters and all (respectively) of the issued, outstanding, and unconverted shares of Series A Preferred held by such holder, from any source of funds legally available therefor. Not less than 30 and not more than 60 days before the fifth, sixth, seventh and eighth anniversaries of the Series A Original Issue Date (and each anniversary thereafter so long as any shares of Series A Preferred remain unredeemed and unconverted), the Corporation shall send to each holder of Series A Preferred the audited financial statements of the Corporation for the prior fiscal year (unless previously furnished to such holder) together with a notice advising such holders of their rights under this subsection. Each such holder shall have until each such anniversary date to request redemption of all or part of such shares which may as of such anniversary date be redeemed; provided, however, that no redemption shall be made on such anniversary date unless holders of more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred request redemption pursuant to such notice. If no funds or insufficient funds are available to the Corporation at any time to meet the Corporation's redemption obligations pursuant to this subsection, or if any holder does not request the Corporation to redeem such holder's shares of Series A Preferred to the full extent permitted by this subsection, then the Corporation's obligations to redeem such shares shall in both cases be carried over to the succeeding year (subject to the same limitations on payment as set forth above) until all shares entitled to be redeemed pursuant to this subsection have been redeemed, and such holders shall have similar rights during the corresponding 30 to 60 day period of each succeeding year; provided, however, that the shares of Series A Preferred which were not redeemed on the anniversary on which such shares were initially eligible for redemption hereunder (that is, on the applicable fifth, sixth or seventh anniversary of the Series A Original Issue Date, without regard to whether the Corporation had sufficient funds available on such dates for such redemption hereunder) shall be (i) redeemed at the Redemption Price, as defined below and (ii) entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series A Preferred until such shares have been redeemed.

                 (b) The redemption price for Series A Preferred repurchased pursuant to this Section 4 (the "REDEMPTION PRICE") shall be an amount equal to the sum of (i) $6.50 per share, plus (ii) $0.39 per share for each full year from the Series A Original Issue Date to the date of actual redemption plus a pro rata fraction thereof for any additional portion of a full year to the date of redemption (each such full year or such additional portion of a full year being referred to as a "Dividend Period"), provided that the amount payable under this clause (ii) in respect





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
of any Dividend Period shall be reduced by an amount equal to the difference, if any, between (x) the amount of dividends declared and paid or set aside for payment on each share of Series A Preferred during such Dividend Period, less
(y) the amount of dividends declared and paid or set aside for payment during such Dividend Period on the number of shares of Common Stock into which such share of Series A Preferred shall then be convertible, plus (iii) any dividends declared but not paid or set aside for payment on such share of Series A Preferred.

                 (c) In the event insufficient funds are available to redeem all shares of Series A Preferred entitled and electing to be redeemed pursuant to Section 4(a), the Corporation shall effect each such redemption pro rata among the holders of the Series A Preferred based upon the number of shares of Series A Preferred then held by each holder and electing to be redeemed.

                 (d) At least 30 but not more than 60 days' previous notice by certified mail, postage prepaid, shall be given to the holders of record of the Series A Preferred for any redemption pursuant to this subsection, such notice to be addressed to each holder at the address shown in the Corporation's records and which shall specify the date of redemption, the number of shares of the holder to be redeemed and the date at which conversion rights terminate which date shall be no earlier than five days prior to the date fixed for redemption. Subject to approval by more than sixty- six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred pursuant to Section 4(a), on or after the date of redemption as specified in such notice, each holder shall surrender his certificate for the number of shares to be redeemed as stated in the notice (except that such number of shares shall be reduced by the number of shares which have been converted pursuant to Section 3 hereof between the date of notice and the date on which conversion rights terminate) to this Corporation at the place specified in such notice. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption, and funds necessary for the redemption shall have been paid or made available at the place fixed for redemption, then all rights with respect to such shares shall, after the specified redemption date, terminate whether or not said certificates have been surrendered, excepting only that in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender will not terminate.

Section 5. Voting.

         Except as otherwise required by law or by Section 6 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Series A Preferred shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. All holders of Series A Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Holders of Common Stock and Series A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series A Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number.

Section 6. Covenants.

                 (a) Required Consent of Series A Preferred. In addition to any other rights provided by law, so long as at least 180,000 shares of Series A Preferred shall be outstanding (as appropriately adjusted for all stock splits, dividends, combinations, recapitalizations and the like), this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of the Series A Preferred, voting together as a single class:

                          (i)     amend or repeal any provision of, or add any
provision to, this Corporation's Amended and Restated Certificate of Incorporation or Bylaws;

                          (ii)    designate any new series of Preferred Stock,
or increase the authorized number of shares of any series or Preferred Stock;

                          (iii) authorize (or increase the authorized number
of) any class or series of capital stock or any other security convertible into or exchangeable for shares of any class or series of capital stock having rights, preferences or privileges senior to or on parity with the Series A Preferred;

                          (iv)    increase or decrease (other than by
redemption or conversion) the total number of authorized shares of Series A Preferred or change the existing rights, preferences or privileges of the Series A Preferred,

                          (v)     authorize (A) a liquidation or dissolution of
the Corporation, or (B) a recapitalization or reorganization of the Corporation, sale or transfer of all or substantially all of the assets of the Corporation or merger or consolidation of the Corporation if, as a result of such recapitalization, reorganization, sale, transfer, merger or consolidation, the stockholders of the Corporation immediately prior to the closing of such recapitalization, reorganization, sale, transfer, merger or consolidation (and prior to any related transfers of shares and other transactions) shall own less than [75%] of the voting securities of the successor corporation to the business of the Corporation;

                          (vi)    sell, transfer, or grant an exclusive license
to, any material, patents, copyrights, trademarks, or applications therefor, proprietary or confidential information of the Corporation or any other material asset, except for licenses or sublicenses granted by the

Corporation in the ordinary course of its business, and other than to a direct or indirect subsidiary of the Corporation;

                          (vii) approve the repurchase, redemption or other
acquisition of any Common Stock of the Corporation, other than (A) repurchases pursuant to agreements approved by the Board of Directors that grant to the Corporation a right to repurchase such Common Stock upon the termination of the service or employment of a consultant, director or employee, or (B) repurchases of any "Projected Volume Shares" as contemplated by the Stockholders Agreement dated July 21, 1995 among the Company and certain holders of Common Stock; or

                          (viii) authorize the payment of a cash dividend to
any holders of any class or series of capital stock of the Corporation.

Section 7. Common Stock.

                 (a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                 (b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of this Article IV.

                 (c)      Redemption. The Common Stock is not redeemable.

                 (d) Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

Section 8. Residual Rights.

         All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                   ARTICLE V

         The Corporation is to have perpetual existence.

                                   ARTICLE VI

         Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VIII

                 (a) To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                 (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his estate or legal representative is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any other predecessor to the Corporation.

                 (c) No amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

         Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE XI

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                                                    EXHIBIT 3.1

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated of Certificate to be duly executed this ____ day of ___________, 1997.




                                      By: /s/  JOHN F. DAVIS, III
                                          -------------------------------------
                                          John F. Davis, III
                                          President and Chief Executive Officer


ATTEST:


/s/  RIC L. FLOYD
----------------------------------
Ric L. Floyd, Secretary